Exhibit 3.1
CERTIFICATE OF ELIMINATION
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
TRICO MARINE SERVICES, INC.
(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)
     Trico Marine Services, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
     1. That the Board of Directors of the Company (the “Board”), pursuant to Section 151 of the DGCL and the authority granted in the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), by resolution duly adopted, authorized the issuance of a series of 10,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and established the powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and authorized the filing of a certificate of designation (the “Series A Certificate of Designation”) with respect to such Series A Preferred Stock, which Series A Certificate of Designation was filed by the Company in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on April 9, 2007.
     2. That the Board has adopted the following resolutions:
     NOW, THEREFORE, IT IS RESOLVED, that none of the authorized shares of Series A Preferred Stock are outstanding, and none will be issued subject to the Series A Certificate of Designation;
     FURTHER RESOLVED, that the officers of the Company be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Company to file a certificate pursuant to Section 151(g) of the DGCL with the office of the Secretary of State setting forth a copy of these resolutions whereupon all matters set forth in the Series A Certificate of Designation with respect to the Series A Preferred Stock shall be eliminated from the Certificate of Incorporation; and

     FURTHER RESOLVED, that the officers of the Company be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Company to take all other actions that they may deem necessary or advisable in order to effect the purposes of the foregoing resolutions, and that all such actions heretofore so taken be, and they hereby are, in all respects ratified, confirmed and approved.
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     IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by its duly authorized officer on the 28TH day of April, 2008.

TRICO MARINE SERVICES, INC.

By:	/s/ Rishi Varma
Name: Rishi Varma
Title: Chief Administrative Officer, Vice President and General Counsel
[Signature Page to Certificate of Elimination]